                                                                     EXHIBIT 5.1



                                                                    July 1, 1998

Global Crossing Ltd.
Wessex House, 1st Floor
45 Reid Street
HAMILTON  HM 12
Bermuda


Dear Sirs:

RE:  GLOBAL CROSSING LTD. (THE "COMPANY")
     Registration Statement Form S-1 No. 333-53393
--------------------------------------------------

     We have acted as legal counsel in Bermuda to the Company in connection with the proposed offer by the Company of common shares (the "Shares") pursuant to a prospectus (the "Prospectus"), forming part of the Registration Statement on Form S-1 (No. 333-53393) (the "Registration Statement") filed with the Securities and Exchange Commission on May 22, 1998.

     Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Prospectus.

DOCUMENTS EXAMINED
------------------

     For the purposes of this opinion we have examined and relied upon the following:

(A)  A faxed copy of the Prospectus.

(B) A copy of the permission of the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of the Shares.

(C) A certified copy of the Minutes of the Meeting of the Board of Directors of the Company held on July 1, 1998 and the unanimous written resolutions of the Shareholder of the Company dated July 1, 1998 (the "Resolutions").

(D) The entries and filings shown in respect of the Company in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on July 1, 1998.

(E) The entries and filings shown in the Supreme Court Causes Book at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on July 1, 1998 in respect of the Company.

(F) Certified copies dated July 1, 1998 of the Certificate of Incorporation, Memorandum of Association and Bye-laws adopted for the Company (collectively referred to as the "Constitutional Documents").

ASSUMPTIONS
-----------

      In stating our opinion we have assumed:-

(i) the authenticity, accuracy and completeness of all documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

(ii)  the genuineness of all signatures on the documents;

(iii) the authority, capacity and power of each of the persons signing any of the documents (other than the Company);

(iv) that any factual statements made in any of the documents are true, accurate and complete;

(v) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the transaction envisaged in the Prospectus or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Prospectus is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(vi) that the searches made on July 1, 1998 in the register of companies at the office of the Registrar of Companies and in the Supreme Court Causes Book at the Registry of the

      Supreme Court referred to in paragraphs (D) and (E) of this opinion respectively, were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered; and

(vii) that the Resolutions, are in full force and effect and have not been rescinded, either in whole or in part and accurately record the resolutions duly passed by the Board of Directors of the Company and adopted by the Shareholder as the case may be.

OPINION
-------

      Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company is an exempted company incorporated with limited liability under the laws of Bermuda.

(2) All necessary corporate action required pursuant to Bermuda law has been taken by or on behalf of the Company and all the necessary authorisations and approvals of Governmental Authorities in Bermuda have been duly obtained for the issue of the Shares and when issued and paid for in accordance with the terms of the Prospectus, the Shares will be duly issued and will be outstanding as fully paid and non-assessable shares of the Company.

RESERVATIONS
------------

      We have the following reservations:-

(a) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Prospectus. Further, we express no opinion as to the validity or binding effect of any waiver of or obligation to waive either any provision of law (whether substantive or procedural) or any right or remedy.

(b) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(c) In order to issue this opinion we have carried out the searches referred to in paragraphs D and E at 10:30 a.m. on July 1, 1998 and have not enquired as to whether there have been any changes since that date.

(d) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to the Company.

DISCLOSURE
----------

     Further, this opinion speaks as of its date and is strictly limited to the matters stated herein. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

     This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.


                                Yours faithfully,